Exhibit 99.1

Berkshire Hills to Nominate Two New Directors to the Company’s Board

Enters into Agreement with HoldCo Asset Management

BOSTON, March 8, 2021 -- Berkshire Hills Bancorp, Inc. (NYSE: BHLB) (“the Company”) today announced that it intends to nominate Michael (Misha) A. Zaitzeff and a second new independent director selected by the Company with HoldCo’s consent, together with 11 current Directors, to stand for election to its Board of Directors at the Company’s 2021 Annual Meeting of Shareholders, to be held on May 20, 2021. In connection with this announcement, Berkshire has entered into a cooperation agreement with HoldCo Asset Management, LP ("HoldCo"), an investment firm which owns approximately 3.3 percent of the Company’s outstanding shares. Mr. Zaitzeff is a co-founder and managing member of VM II LLC, the general partner of HoldCo Asset Management, LP.

“We are pleased to have reached this agreement with HoldCo and look forward to welcoming Misha to our Board,” said J. Williar Dunlaevy, Chairman of the Board of the Company. “This agreement underscores our commitment to listening to and incorporating the views of our investors in our purpose-driven mission to enhance value for all stakeholders, including our shareholders, customers, employees and the communities we serve. We believe that Misha will bring a valuable perspective as we continue to work with our new CEO, Nitin Mhatre, in further developing our strategic plan for the future of Berkshire.”

“We appreciate the constructive dialogue we have had with Berkshire throughout this process and believe that today’s agreement is an important step in improving the Company’s performance and strengthening shareholder alignment for the benefit of all shareholders,” Mr. Zaitzeff commented. “I look forward to bringing the perspective of a large shareholder to the Board as Nitin and his management team continue to develop their plan to enhance value at Berkshire.”

Pursuant to the agreement, HoldCo will vote all of its shares in favor of each of the Company’s nominees at the 2021 Annual Meeting and has agreed to certain customary standstill provisions and other voting commitments. The complete agreement between the Company and HoldCo will be filed by the Company on Form 8-K with the United States Securities and Exchange Commission.

The Company’s Board of Directors will present its complete slate of director nominees for the 2021 Annual Meeting in the Company’s proxy statement and other materials to be filed with the Securities and Exchange Commission and furnished to all shareholders eligible to vote at the 2021 Annual Meeting of Shareholders.

J.P. Morgan is serving as financial advisor and Sullivan & Cromwell LLP is serving as legal counsel to Berkshire.

About Michael (Misha) A. Zaitzeff

Misha Zaitzeff is a co-founder and managing member of VM GP II LLC, the general partner of HoldCo Asset Management, LP. Mr. Zaitzeff has served as a member of numerous corporate boards, oversight committees and creditor committees. Mr. Zaitzeff served on the Trust Advisory Board of WMI Liquidating Trust, a trust created to implement the Chapter 11 Bankruptcy Plan of Washington Mutual, Inc. Mr. Zaitzeff holds a Bachelor of Arts in Computer Science from Brown University.

About Berkshire Hills Bancorp

Berkshire Hills Bancorp is the parent of Berkshire Bank, a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture. Headquartered in Boston, Berkshire operates 124 banking offices in seven Northeastern states, with approximately $12.8 billion in assets.

About HoldCo Asset Management

HoldCo Asset Management, LP (“HoldCo”) is an investment adviser located in New York City. HoldCo was founded by Vik Ghei and Misha Zaitzeff. HoldCo currently has over $1 billion in regulatory assets under management. HoldCo manages private investment funds using a value-based philosophy with a fundamental bottoms-up approach to analyzing each investment. HoldCo’s flagship funds have broad mandates to invest in public and private markets across corporate credit, structured credit, real estate and equity securities.

Forward-Looking Statements

This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC's website at www.sec.gov.

Further, given its ongoing and dynamic nature, it is difficult to predict what continued effects the novel coronavirus (COVID-19) pandemic will have on our business and results of operations. The pandemic and the related local and national economic disruption may result in a continued decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in our allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on our interest-earning assets than the decline in the cost of our interest-bearing liabilities; and increased cybersecurity risks, as employees increasingly work remotely.

Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

Information in this press release regarding HoldCo has been provided to the Company by HoldCo.

Important Information

The Company plans to file with the SEC and furnish to its stockholders a proxy statement in connection with its 2021 Annual Meeting of Shareholders. The Company advises its shareholders to read the proxy statement when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the proxy statement and other documents filed with the SEC on the SEC’s website, www.sec.gov, or by directing a request to Berkshire Hills Bancorp, Inc., Attention: Executive Vice President, General Counsel and Corporate Secretary, 60 State Street, Boston, Massachusetts 02109. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the 2021 Annual Meeting. Shareholders may obtain information regarding such individuals on the Company’s website, https://ir.berkshirebank.com, and in the Company’s proxy statement filed with the SEC on April 4, 2020 in connection with the Company’s 2020 Annual Meeting of Shareholders. To the extent holdings of the Company’s securities by its directors and executive officers have changed since the amounts included in the 2020 proxy statement, such changes have been reflected on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC.

Berkshire Hills Bancorp Investor Relations Contacts:

David Gonci, Capital Markets Director

dgonci@berkshirebank.com

(413) 281-1973

Berkshire Hills Bancorp Media Contacts:

Steve Frankel / Ed Trissel / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

HoldCo Asset Management Contacts:

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com

James McKee

james@holdcoam.com